Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231443

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price Per Depositary Share	Proposed maximum aggregate offering price	Amount of registration fee(1)
Depositary Shares Each Representing a 1/1,000th Interest in a Share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock	10,000,000	$25.00	$250,000,000	$30,300.00
5.90% Series A Cumulative Redeemable Perpetual Preferred Stock	(2)	(2)	(2)	(2)

(1)

The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

(2)	No separate consideration will be payable in respect of shares of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, which are issued in connection with this offering.

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 14, 2019)

10,000,000 Depositary Shares

Each Representing a 1/1,000th Interest in a Share of

5.90% Series A Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference Equivalent to $25.00 per Depositary Share)

Spire Inc. is offering 10,000,000 of its depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of our 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share, with a $25,000 liquidation preference per share (equivalent to $25.00 per Depositary Share) (the “Series A Preferred Stock”), deposited with Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as depositary (the “Depositary”). The Depositary Shares are evidenced by depositary receipts. As a holder of Depositary Shares, you will be entitled to a proportional fractional interest in all rights and preferences of the Series A Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the Depositary.

Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors (the “Board”) or any duly authorized committee of the Board, will be payable on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on August 15, 2019. Dividends will be payable out of amounts legally available for the payment of dividends at an annual rate equal to 5.90% of the $25,000 liquidation preference per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share). Dividends on the Series A Preferred Stock will accumulate daily and be cumulative from, and including, the date of original issuance of the Series A Preferred Stock.

The shares of Series A Preferred Stock are perpetual and have no maturity date. We may, at our option, redeem the Series A Preferred Stock:

•

in whole, but not in part, at any time prior to August 15, 2024, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a “Ratings Event” (as defined herein), at a redemption price in cash equal to $25,500 per share of Series A Preferred Stock (equivalent to $25.50 per Depositary Share); or

•	in whole or in part, from time to time, on or after August 15, 2024, at a redemption price in cash equal to $25,000 per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share),

plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date. See “Description of the Series A Preferred Stock—Optional Redemption.” If we redeem the Series A Preferred Stock, in whole or in part, the Depositary will redeem a proportionate number of Depositary Shares. Neither you, as a holder of Depositary Shares, nor the Depositary will have the right to require the redemption or repurchase of the Series A Preferred Stock or the Depositary Shares.

The Series A Preferred Stock will not have voting rights, except as set forth under “Description of the Series A Preferred Stock—Voting Rights.” A holder of Depositary Shares will be entitled to direct the Depositary to vote in such circumstances. See “Description of the Depositary Shares—Voting of the Depositary Shares.”

The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the New York Stock Exchange (the “NYSE”) and, if the application is approved, we expect trading in the Depositary Shares to begin within 30 days after the date that the Depositary Shares are first issued.

Investing in the Depositary Shares and the underlying Series A Preferred Stock involves risks. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Price to the Public(1)	$25.0000	$250,000,000
Underwriting Discount(2)	$0.6852	$6,852,075
Proceeds to Spire Inc. Before Expenses	$24.3148	$243,147,925

(1)	The price to the public does not include accrued dividends, if any, that may be declared. Dividends, if declared, will accrue from the date of original issuance, which is expected to be May 21, 2019.
(2)

Reflects 6,442,000 Depositary Shares sold to retail investors, for which the underwriters will receive an underwriting discount of $0.7875 per Depositary Share, and 3,558,000 Depositary Shares sold to institutional investors, for which the underwriters will receive an underwriting discount of $0.5000 per Depositary Share.

We expect the Depositary Shares to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., on or about May 21, 2019.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch
Wells Fargo Securities

Joint Lead Manager

J.P. Morgan

Co-Managers

Stifel	TD Securities

The date of this prospectus supplement is May 14, 2019.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the depositary shares that we are selling in this offering and about this offering itself. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus or any related free writing prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement or such free writing prospectus.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our preferred stock, our depositary shares and other information you should know before investing in our preferred stock and depositary shares. Before purchasing any of our depositary shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

The terms “we,” “our,” “us,” the “Company” and “Spire” refer to Spire Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

FORWARD-LOOKING STATEMENTS

Certain matters contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, excluding historical information, include forward-looking statements. Certain words, such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our current expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results to differ materially from those contemplated in any forward-looking statement are:

•	Weather conditions and catastrophic events, particularly severe weather in the natural gas producing areas of the country;

•

Volatility in gas prices, particularly sudden and sustained changes in natural gas prices, including the related impact on margin deposits associated with the use of natural gas derivative instruments, and the impact on our competitive position in relation to suppliers of alternative heating sources, such as electricity;

•

Changes in gas supply and pipeline availability, including decisions by natural gas producers to reduce production or shut in producing natural gas wells, expiration of existing supply and transportation arrangements that are not replaced with contracts with similar terms and pricing, as well as other changes that impact supply for and access to the markets in which our subsidiaries transact business;

•	Acquisitions may not achieve their intended results;

•	The Spire STL Pipeline project may be hindered or halted by regulatory, legal, operational or other obstacles;

•	Legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting:

•	allowed rates of return,

•	incentive regulation,

•	industry structure,

•	purchased gas adjustment provisions,

•	rate design structure and implementation,

•	regulatory assets,

S-i

•	non-regulated and affiliate transactions,

•	franchise renewals,

•	environmental or safety matters, including the potential impact of legislative and regulatory actions related to climate change and pipeline safety,

•	taxes,

•	pension and other postretirement benefit liabilities and funding obligations, or

•	accounting standards;

•	The results of litigation;

•

The availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets;

•	Retention of, ability to attract, ability to collect from, and conservation efforts of, customers;

•	Our ability to comply with all covenants in our indentures and credit facilities any violations of which, if not cured in a timely manner, could trigger a default of our obligation;

•

Capital and energy commodity market conditions, including the ability to obtain funds with reasonable terms for necessary capital expenditures and general operations and the terms and conditions imposed for obtaining sufficient gas supply;

•	Discovery of material weakness in internal controls;

•	The disruption, failure or malfunction of our information technology systems including due to cyberattacks; and

•	Employee workforce issues, including but not limited to labor disputes and future wage and employee benefit costs, including changes in discount rates and returns on benefit plan assets.

Readers are urged to consider the risks, uncertainties, and other factors that could affect our business as described in this prospectus supplement and the accompanying prospectus and the information incorporated by reference therein. All forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, this summary is not complete and does not contain all of the information that you should consider before investing in our depositary shares. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement as well as the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in other reports that we file with the SEC from time to time.

Spire Inc.

Spire Inc., with its principal office in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.66 million residential, commercial and industrial customers across Missouri, Alabama and Mississippi. We have two key business segments: Gas Utility and Gas Marketing. The Gas Utility segment consists of five natural gas utilities: Spire Missouri East (serving St. Louis and eastern Missouri), Spire Missouri West (serving Kansas City and western Missouri), Spire Alabama Inc. (“Spire Alabama”) (serving central and northern Alabama, including Birmingham and Montgomery), Spire Gulf Inc. (serving southwestern Alabama, including Mobile) and Spire Mississippi Inc. (serving south-central Mississippi, including Hattiesburg). Spire’s subsidiary, Spire Missouri Inc. (“Spire Missouri”), comprises the Spire Missouri East and Spire Missouri West utilities. Our natural gas-related businesses include the following entities: Spire Marketing Inc. (“Marketing”), Spire STL Pipeline LLC (“Pipeline”) and Spire Storage West LLC (“Storage”). Marketing provides natural gas marketing services across the United States. Pipeline is constructing and planning the operation of a 65-mile FERC-regulated pipeline to deliver natural gas into eastern Missouri. Storage provides physical natural gas storage services and is strategically located near the Opal hub and interconnects with five interstate pipelines serving a wide range of natural gas markets throughout the Rockies and western United States.

Our Strategy

Spire is committed to transforming its business and pursuing growth by:

•	growing organically;

•	investing in infrastructure;

•	acquiring and integrating; and

•	innovation and technology.

Growing organically

Spire is focused on strategies that promote organic growth, managing costs, and regulatory approaches and mechanisms by adding new customers, improving retention of our existing customers, and further penetrating the markets we serve across our footprint. Through these efforts, we believe we can drive margin growth while using our scale, expertise and shared services structure to achieve cost efficiencies and higher earnings.

Investing in infrastructure

Investing in infrastructure is a top priority of Spire, including both upgrading and expanding our gas utility distribution pipelines that serve our customers as well as investing in pipelines and storage. Our five-year capital expenditures forecast through 2023 reflects a total investment of $2.8 billion driven by upgrades to our distribution system and new business investment in Alabama, Mississippi and Missouri, and the development of Pipeline and Storage. The Spire STL Pipeline is anticipated to bring a lower cost source of gas supply to eastern Missouri, and we expect it will require an investment of between $230.0 to $240.0 million. We continue to finalize our plans for investment in the development of our natural gas storage facility.

Acquiring and integrating

Over the last six years, we have grown and transformed our company by successfully acquiring and integrating gas utilities. We believe our ability to successfully integrate acquisitions is the result of our disciplined approach to evaluating acquisition opportunities, fully understanding the levers that will drive value, and bringing people and technology together in ways that add value for our customers and our shareholders. We believe we now have the scale necessary to serve as a platform for our broader growth ambitions as well as enhancing our access to capital and investment opportunities.

Innovation and technology

Through options like a mobile-friendly website, we are making it easier for our customers to reach us when and how they want to and to manage their accounts on the go. We are also implementing technology upgrades to improve real-time connectivity for our field teams, leading to improved efficiency and an improved ability to serve our customers. At the same time, we have launched an effort to standardize our information technology platform company-wide, which will continue to drive further improvements in performance, service quality and cost efficiency.

Other Information

Our principal executive offices are located at 700 Market Street, St. Louis, Missouri 63101, and our telephone number is 314-342-0500. We maintain a website at www.spireenergy.com where general information about us is available. We are not incorporating the contents of our website into this prospectus supplement or the accompanying prospectus. For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement and the accompanying prospectus by reference. Please read “Where You Can Find More Information.”

The Offering

Issuer	Spire Inc., a Missouri corporation.

Securities Offered	10,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of our 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share, with a $25,000 liquidation preference per share (equivalent to $25.00 per Depositary Share) (the “Series A Preferred Stock”), deposited with Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as depositary (the “Depositary”). Each holder of a Depositary Share will be entitled, through the Depositary, in proportion to the applicable fraction of a share of the Series A Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Further Issuances	We may at any time and from time to time, without notice to or the consent of holders of the Depositary Shares and the underlying Series A Preferred Stock, elect to issue additional Depositary Shares representing additional shares of the Series A Preferred Stock, and all such additional depositary shares would be deemed to form a single series with the Depositary Shares offered hereby.

Dividends	Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors (the “Board”) or any duly authorized committee of the Board, will be payable on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on August 15, 2019. Dividend payment dates are subject to adjustment for business days. Dividends will be payable out of amounts legally available for the payment of dividends at the rate equal to 5.90% per annum of the $25,000 liquidation preference per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share). Dividends will accumulate daily and be cumulative from, and including, the date of original issuance of the Series A Preferred Stock.

A pro-rated initial dividend on the Series A Preferred Stock will be paid on August 15, 2019 in an amount equal to approximately $344.17 per share of Series A Preferred Stock (equivalent to $0.34417 per Depositary Share), when, as and if declared.

The amount of the dividend per share of Series A Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Series A Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. Accordingly, if the Board or any duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon any liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the Series A Preferred Stock.

Any dividends paid on the Series A Preferred Stock will be distributed to the holders of Depositary Shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions.”

Restrictions on Dividends	We will not declare or pay, or set aside for payment, full dividends on the Series A Preferred Stock or any Parity Stock (as defined herein) for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series A Preferred Stock and any such Parity Stock through the most recently completed dividend period for each such security. When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preferred Stock or any Parity Stock, all dividends declared for such dividend period with respect to the Series A Preferred Stock and such Parity Stock shall be declared on a pro rata basis. Any portion of such dividends not declared and paid (or declared and a sum sufficient for payment thereof set aside) that are payable upon the Series A Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon any liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock and such Parity Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption. See “Description of the Series A Preferred Stock—Dividends.”

During any dividend period, so long as any Series A Preferred Stock remains outstanding, unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period:

•	no dividend shall be paid or declared on our common stock or other Junior Stock (as defined herein) (other than a dividend payable solely in Junior Stock); and

•	none of our common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.

The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock (as defined herein) that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series A Preferred Stock or redeem or otherwise repurchase any shares of Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law. See “Risk Factors—Dividends are payable on the Series A Preferred Stock underlying the Depositary Shares only when, as and if declared, only out of funds legally available therefor and only if they are not prohibited by contractual provisions or law.”

Payment of dividends on the Series A Preferred Stock is subject to certain other restrictions described under “Description of the Series A Preferred Stock—Dividends.”

Optional Redemption	We may, at our option, redeem the Series A Preferred Stock:

•

in whole but not in part, at any time prior to August 15, 2024, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), at a redemption price in cash equal to $25,500 per share of Series A Preferred Stock (equivalent to $25.50 per Depositary Share); or

•	in whole or in part, from time to time, on or after August 15, 2024, at a redemption price in cash equal to $25,000 per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share),

plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.

“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in:

•

the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time the Series A Preferred Stock would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock; or

•

the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that rating agency as compared to the equity credit assigned thereto by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock.

If we redeem the Series A Preferred Stock in whole or in part, the Depositary will redeem a proportionate number of Depositary Shares.

The Series A Preferred Stock will not be subject to any sinking fund or other obligation of ours to redeem, repurchase or retire the Series A Preferred Stock. See “Description of the Series A Preferred Stock—Optional Redemption.”

Ranking	The Series A Preferred Stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative) and distributions upon any liquidation, dissolution or winding-up of our affairs:

•

senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Junior Stock”);

•

on a parity with any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Parity Stock”);

•

junior to any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Senior Stock”);

•

junior to all of our existing and future indebtedness (including outstanding indebtedness under our credit facilities, our outstanding unsecured senior notes and our outstanding commercial paper) and other liabilities with respect to assets available to satisfy claims against us; and

•	structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and any future preferred stock of our subsidiaries.

Parity Stock with respect to the Series A Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., semi-annual rather than quarterly), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series A Preferred Stock.

As of the date of this prospectus supplement, we do not currently have any Junior Stock other than our common stock, any Parity Stock, or any Senior Stock outstanding. At March 31, 2019, we had approximately $1,327.0 million of outstanding indebtedness at the holding company, consisting of approximately $815.0 million of our senior notes and $512.0 million of our commercial paper, of which $344.6 million supports our lending to our utilities. At March 31, 2019, our subsidiaries had approximately $1,457.0 million of outstanding indebtedness to external sources. See “Description of the Series A Preferred Stock—Ranking.”

Liquidation Rights	Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series A Preferred Stock will be entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of liabilities and obligations to our creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution is made to or set aside for holders of our common stock or any other Junior Stock, a liquidating distribution in the amount of $25,000 per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share), plus all accumulated and unpaid dividends (whether or not declared).

Distributions will be made pro rata as to the Series A Preferred Stock and any Parity Stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities and obligations to our creditors, if any. See “Description of the Series A Preferred Stock—Liquidation Rights.”

Voting Rights

The Series A Preferred Stock will not have voting rights, except (i) with respect to certain amendments to the terms of the Series A Preferred Stock, (ii) in the case of certain dividend nonpayments and (iii) as otherwise required by applicable law. See “Description of the Series A Preferred Stock—Voting Rights.” Holders of Depositary

Shares must act through the Depositary to exercise any voting rights. See “Description of the Depositary Shares—Voting of the Depositary Shares.”

No Maturity Date	The Series A Preferred Stock is perpetual and has no maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, all shares of the Series A Preferred Stock and, in turn, the Depositary Shares will remain outstanding indefinitely, unless and until we decide to redeem or otherwise repurchase them.

Preemptive and Conversion Rights	Holders of the Series A Preferred Stock or the Depositary Shares will not have preemptive or subscription rights to purchase or otherwise acquire more of our stock, including their pro rata share of any offering of shares of any class or series. Neither the Series A Preferred Stock nor the Depositary Shares will be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities.

Listing	We intend to apply to list the Depositary Shares on the NYSE and, if the application is approved, we expect trading in the Depositary Shares to begin within 30 days after the date that the Depositary Shares are first issued.

Material United States Federal Income Tax Considerations You should carefully read the section entitled “Material United States Federal Income Tax Considerations.”

Use of Proceeds	The net proceeds from the sale of the Depositary Shares, after deducting the underwriting discount and estimated offering expenses, will be approximately $242.3 million. We intend to use the net proceeds from the sale of the Depositary Shares to (i) refinance long-term and short-term holding company debt and (ii) fund capital expenditures at both the utility and gas-related businesses. See “Use of Proceeds.”

Form of Depositary Shares	The Depositary Shares will be represented by one or more fully registered global depositary receipts that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your Depositary Shares except under limited circumstances described herein. See “Book-Entry System.”

Transfer Agent and Registrar	Computershare Inc. and Computershare Trust Company, N.A., acting jointly.

Depositary	Computershare Inc. and Computershare Trust Company, N.A., acting jointly.

Risk Factors	An investment in the Depositary Shares and the underlying Series A Preferred Stock involves risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Forward-Looking Statements” in this prospectus supplement, before making an investment decision.

RISK FACTORS

In considering whether to invest in our depositary shares, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended September 30, 2018, which is so incorporated, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

Risks Related to the Depositary Shares and the Series A Preferred Stock

You are making an investment decision with respect to the Depositary Shares as well as the Series A Preferred Stock.

We are issuing fractional interests in shares of Series A Preferred Stock in the form of depositary shares. Accordingly, the Depositary will rely on the payments it receives on the Series A Preferred Stock to fund all payments on the Depositary Shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

The Series A Preferred Stock is equity and therefore is subordinated to our existing and future indebtedness.

The shares of Series A Preferred Stock are equity interests in Spire Inc. and do not constitute indebtedness. As such, the Series A Preferred Stock is subordinated to all of our existing and future indebtedness (including without limitation outstanding indebtedness under our credit facilities, our outstanding senior unsecured notes and our outstanding commercial paper) and other liabilities with respect to assets available to satisfy claims against us and is structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and any future preferred stock of our subsidiaries. The Series A Preferred Stock would also rank junior to any Senior Stock that we may issue in the future. As of the date of this prospectus supplement, we do not have outstanding (i) any Junior Stock other than our common stock, (ii) any Parity Stock or (iii) any Senior Stock. At March 31, 2019, we had approximately $1,327.0 million of outstanding indebtedness at the holding company, consisting of approximately $815.0 million of our senior notes and $512.0 million of our commercial paper, of which $344.6 million supports our lending to our utilities. At March 31, 2019, our subsidiaries had approximately $1,457.0 million of outstanding indebtedness to external sources.

Dividends are payable on the Series A Preferred Stock underlying the Depositary Shares only when, as and if declared, only out of funds legally available therefor and only if they are not prohibited by contractual provisions or law.

Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, dividends on the Series A Preferred Stock underlying the Depositary Shares are payable when, as and if declared by the Board or any duly authorized committee of the Board, and only out of funds legally available therefor. In addition, we may become subject to contractual restrictions, including any agreement relating to our indebtedness, on our ability to pay dividends in the future, whether under indebtedness or otherwise. No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as any such contractual provisions prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law. Therefore, although dividends are cumulative on the Series A Preferred Stock, you cannot be certain that dividends will be paid on the Series A Preferred Stock on the dividend payment dates described herein, or at all.

We are a holding company with no operations or operating assets of our own. As a result, our ability to pay cash dividends on the Series A Preferred Stock is limited by the amounts that our subsidiaries pay to us and is subject to limitations.

We are a holding company with no operations or operating assets of our own. As a result, our ability to pay dividends on the Series A Preferred Stock is affected by the ability of our subsidiaries to declare and distribute dividends to us on such subsidiaries’ capital stock and to make payments on intercompany borrowings that are owed to us. Our regulated operating subsidiaries, which are the principal sources of our consolidated cash flow, are subject to regulations by various state and federal agencies, which govern the ability of these operating subsidiaries to pay dividends.

Further, substantially all of the utility plant of Spire Missouri is subject to the liens of its first mortgage bonds. The mortgage contains several restrictions on Spire Missouri’s ability to pay cash dividends on its common stock. These provisions are applicable regardless of whether the stock is publicly held or, as has been the case since the formation of the holding company, held solely by Spire Inc. Under the most restrictive of these provisions, no cash dividend may be declared or paid if, after the dividend, the aggregate net amount spent for all dividends after September 30, 1953 would exceed a maximum amount determined by a formula set out in the mortgage. Under that formula, the maximum amount is the sum of $8 million plus earnings applicable to its common stock (adjusted for stock repurchases and issuances) for the period from September 30, 1953 to the last day of the quarter before the declaration or payment date for the dividends. As of March 31, 2019, the amount under the mortgage’s formula that was available to pay dividends was approximately $1.1 billion. Thus, all of Spire Missouri’s retained earnings were free from such restrictions as of that date.

Spire Alabama’s utility plant is not subject to any mortgage liens and therefore the payment of dividends by Spire Alabama has no similar restrictions. Our right to receive any assets of any subsidiary, however, and therefore the right of the holders of the Series A Preferred Stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be effectively subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us. At March 31, 2019, our subsidiaries had approximately $1,457.0 million of outstanding indebtedness to external sources.

Investors should not expect us to redeem the Series A Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.

The Series A Preferred Stock will be a perpetual equity security. The Series A Preferred Stock will have no maturity or mandatory redemption date and will not be redeemable at the option of holders. By its terms, the Series A Preferred Stock may be redeemed by us at our option either in whole or in part, from time to time, on or after August 15, 2024. Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Series A Preferred Stock is subject to the limitation described below. Accordingly, investors should not expect us to redeem the Series A Preferred Stock on the date it first becomes redeemable or on any particular date thereafter.

We may redeem the Series A Preferred Stock on or after August 15, 2024 and at any time prior to August 15, 2024 in the event of a Ratings Event.

The Series A Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series A Preferred Stock may be redeemed by us at our option (i) in whole, but not in part, at any time prior to August 15, 2024, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, at a redemption price in cash equal to $25,500 per share of Series A Preferred Stock (equivalent to

$25.50 per Depositary Share) or (ii) in whole or in part, from time to time, on or after August 15, 2024, at a redemption price in cash equal to $25,000 per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date. If we redeem the Series A Preferred Stock in whole or in part, the Depositary will redeem a proportionate number of Depositary Shares. If we choose to redeem the Series A Preferred Stock, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the Series A Preferred Stock.

There may be future sales of Series A Preferred Stock or the Depositary Shares, which may adversely affect the market price of the Depositary Shares.

We are not restricted from issuing additional Series A Preferred Stock or Depositary Shares or securities similar to the Series A Preferred Stock or the Depositary Shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series A Preferred Stock or Depositary Shares. Holders of the Series A Preferred Stock or the Depositary Shares will not have preemptive or subscription rights that entitle holders to purchase more of our stock, including their pro rata share of any offering of shares of any class or series. The market price of the Depositary Shares could decline as a result of sales of Series A Preferred Stock or Depositary Shares or of other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Depositary Shares bear the risk of our future offerings reducing the market price of the Depositary Shares and diluting their holdings in the Series A Preferred Stock.

If we are not paying full dividends on any future Parity Stock, we will not be able to pay full dividends on the Series A Preferred Stock, and if we are not paying dividends on any future Senior Stock, we will not be able to pay any dividends on the Series A Preferred Stock.

When dividends are not paid in full on any shares of outstanding Parity Stock for a dividend period, all dividends declared with respect to shares of Series A Preferred Stock and all shares of outstanding Parity Stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of Series A Preferred Stock and all shares of outstanding Parity Stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding shares of Parity Stock, we will not be able to pay full dividends on the Series A Preferred Stock and, in turn, the Depositary Shares. Similarly, if we issue any series of Senior Stock, we expect that if we do not pay any amount of stated dividends thereon, we will not be able to pay any dividends on the Series A Preferred Stock.

The Depositary Shares and the underlying Series A Preferred Stock may not have an active trading market.

The Depositary Shares and the underlying Series A Preferred Stock are new issues of securities and do not have an established trading market. Although we plan to apply to have the Depositary Shares listed on the NYSE, there is no guarantee that we will be able to list the Depositary Shares. Even if the Depositary Shares are listed, we cannot assure you that an active after-market for the Depositary Shares will develop or be sustained or that holders of the Depositary Shares will be able to sell their Depositary Shares at favorable prices or at all. The difference between bid and ask prices in any secondary market for the Depositary Shares could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Depositary Shares, and holders of the Depositary Shares (which do not have a maturity date) may be required to bear the financial risks of an investment in the Depositary Shares for an indefinite period of time. We do not expect that there will be any separate public trading market for the shares of Series A Preferred Stock except as represented by the Depositary Shares.

The voting rights of holders of the Series A Preferred Stock and, in turn, the Depositary Shares will be limited.

Holders of the Series A Preferred Stock and, in turn, the Depositary Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. The limited voting rights of holders of the Series A Preferred Stock include the right to vote as a single class on certain matters that may affect the preference or special rights of the Series A Preferred Stock, as described under “Description of the Series A Preferred Stock—Voting Rights.” In addition, if dividends on the Series A Preferred Stock have not been declared and paid for the equivalent of six quarterly full dividend periods, whether or not for consecutive dividend periods, holders of the outstanding Series A Preferred Stock and, in turn, the Depositary Shares, together with holders of any other outstanding series of Parity Stock ranking equal with the Series A Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors, subject to the terms and to the limited extent described under “Description of the Series A Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting of the Depositary Shares.” Holders of the Depositary Shares must act through the Depositary to exercise any voting rights in respect of the Series A Preferred Stock. Although each Depositary Share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series A Preferred Stock. While the Depositary will vote the maximum number of whole shares of the Series Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the Depositary Shares will not be voted.

A downgrade, suspension or withdrawal of, or change in, the methodology used to determine any rating assigned by a rating agency to us or our securities, including the Series A Preferred Stock, could cause the liquidity or trading price of the Series A Preferred Stock to decline significantly.

Real or anticipated changes in the credit ratings assigned to the Depositary Shares, the Series A Preferred Stock or our credit ratings generally could affect the trading price of the Depositary Shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the energy industry as a whole and may change their credit rating for us and our securities, including the Depositary Shares and the Series A Preferred Stock, based on their overall view of our industry. A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal of the ratings assigned to the Depositary Shares and the Series A Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Depositary Shares to decline significantly.

The rating agencies that currently or may in the future publish a rating for us, the Depositary Shares or the Series A Preferred Stock may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Depositary Shares or the Series A Preferred Stock. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Depositary Shares or the Series A Preferred Stock, which is sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the Depositary Shares or the Series A Preferred Stock are subsequently lowered or “notched” further, the trading price of the Depositary Shares could be negatively affected.

USE OF PROCEEDS

The net proceeds from the sale of the Depositary Shares, after deducting the underwriting discount and estimated offering expenses, will be approximately $242.3 million. We intend to use the net proceeds from the sale of the Depositary Shares to (i) refinance long-term and short-term holding company debt and (ii) fund capital expenditures at both the utility and gas-related businesses. As of May 1, 2019, at the holding company, we had current long-term debt of $125 million, consisting of 2.55% senior notes due August 15, 2019, as well as short-term borrowings under our commercial paper program of approximately $599.2 million, with a weighted average interest rate of 2.84% and maturities ranging from one to 57 days. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following description of the particular terms of the Series A Preferred Stock supplements the description of the general terms and provisions of the preferred stock set forth under “Description of Capital Stock” in the accompanying prospectus. The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our articles of incorporation, which we have previously filed with the SEC, and the Certificate of Designations creating the Series A Preferred Stock, which will be included as an exhibit to our Current Report on Form 8-K to be filed with the SEC.

Each of the Depositary Shares offered hereby represents a 1/1,000th interest in a share of Series A Preferred Stock. See “Description of the Depositary Shares” for a description of the Depositary Shares offered hereby.

General

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $25.00 per share. At April 29, 2019, 50,745,880 shares of our common stock were issued and outstanding and, as of the date of this prospectus supplement, no shares of our preferred stock have been issued.

The Board has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Missouri. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

The shares of Series A Preferred Stock represented by Depositary Shares offered by this prospectus supplement and the accompanying prospectus are part of a single series of authorized preferred stock consisting of 10,000 shares. Depositary Shares representing 10,000 shares of Series A Preferred Stock are being initially offered hereby. We may, at any time and from time to time, without notice to or the consent of holders of the Depositary Shares and the underlying Series A Preferred Stock, elect to issue additional depositary shares representing additional shares of the Series A Preferred Stock, and all such additional depositary shares would be deemed to form a single series with the Depositary Shares offered hereby. Each such additional depositary share and the underlying share of Series A Preferred Stock shall be identical in all respects to every other depositary share and the underlying share of Series A Preferred Stock, except with respect to the date from which dividends will accumulate.

The Series A Preferred Stock will rank senior to the Junior Stock (as defined herein) and equally with each other series of our preferred stock that we may issue (except for any Senior Stock (as defined herein) that may be issued with the requisite consent of the holders of the Series A Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of our affairs. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up of our affairs only out of legally available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series A Preferred Stock will be fully paid and nonassessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the Series A Preferred Stock will not have preemptive or subscription rights to purchase or otherwise acquire more of our stock, including their pro rata share of any offering of shares of any class or series.

The shares of Series A Preferred Stock are equity interests in Spire Inc., do not constitute indebtedness, and unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Stock is subordinated to all of our existing and future indebtedness (including without limitation indebtedness outstanding under our credit facilities, our senior unsecured notes and our commercial paper) and other liabilities with respect to assets available to satisfy claims against us. The Series A Preferred Stock would also rank junior to any Senior Stock that we may issue in the future. At March 31, 2019, we had approximately $1,327.0 million of outstanding indebtedness at the holding company, consisting of approximately $815.0 million of our senior notes and $512.0 million of our commercial paper, of which $344.6 million supports our lending to our utilities. At March 31, 2019, our subsidiaries had approximately $1,457.0 million of outstanding indebtedness to external sources.

The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or our other obligation to redeem, repurchase or retire the Series A Preferred Stock.

Dividends

Dividends on the Series A Preferred Stock, when, as and if declared by the Board or any duly authorized committee of the Board, and only out of funds legally available therefor, will be payable on the liquidation preference amount, on a cumulative basis, quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on August 15, 2019, provided that if any scheduled dividend payment date is not a business day (as defined herein), then the payment will be made on the next succeeding business day and no additional dividends or interest will accrue as a result of that postponement. Dividends will be payable out of amounts legally available for the payment of dividends at an annual rate equal to 5.90% of the $25,000 liquidation preference per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share). Dividends on the Series A Preferred Stock will accumulate daily and be cumulative from, and including, the date of original issuance of the Series A Preferred Stock. “Business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

Each date on which dividends are payable pursuant to the foregoing clause, subject to adjustment as provided above, is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record as of the close of business on the 15th calendar day before such dividend payment date or such other record date not more than 60 calendar days nor less than 10 calendar days preceding such dividend payment date fixed for that purpose by the Board or any duly authorized committee of the Board in advance of payment of each particular dividend. Dividend record dates will apply regardless of whether a particular dividend record date is a business day. In the case of payments of dividends payable in arrears, the record date with respect to a dividend payment date will be such date as may be designated by the Board or any duly authorized committee of the Board.

The initial dividend on the Series A Preferred Stock for the first dividend period is expected to be $344.17 per share (equivalent to $0.34417 per Depositary Share) and will be payable, when, as and if declared, on August 15, 2019.

The amount of the dividend per share of Series A Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

“Dividend period” means each period commencing on (and including) a dividend payment date and continuing to, but excluding, the next succeeding dividend payment date, except that the first dividend period for the initial issuance of Series A Preferred Stock shall commence on (and include) the original issue date.

Dividends on the Series A Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. Accordingly, if the Board or any duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon any liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the Series A Preferred Stock.

We will not declare or pay, or set aside for payment, full dividends on the Series A Preferred Stock or any Parity Stock for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preferred Stock or any Parity Stock on any dividend payment date (or, in the case of Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock), all dividends declared on the Series A Preferred Stock and all such Parity Stock and payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per Series A Preferred Stock and all such Parity Stock payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other. Any portion of such dividends not declared and paid (or declared and a sum sufficient for payment thereof set aside) that are payable upon the Series A Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up of our affairs or earlier redemption of such shares of Series A Preferred Stock and such Parity Stock, to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption.

During any dividend period, so long as any Series A Preferred Stock remains outstanding, unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series A Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security:

•	no dividend shall be paid or declared on our common stock or any other shares of Junior Stock (as defined herein) (other than a dividend payable solely in shares of Junior Stock); and

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none of our common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock, or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.

The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series A Preferred Stock or redeem or otherwise repurchase any shares of Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

No dividends on the Series A Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law. See “Risk Factors—Dividends are payable on the Series A Preferred Stock underlying the Depositary Shares only when, as and if declared, only out of funds legally available therefor and only if they are not prohibited by contractual provisions or law.”

As of the date of this prospectus supplement, we do not have (i) any Junior Stock other than the common stock, (ii) any Parity Stock, or (iii) any Senior Stock outstanding.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on our common stock and any other Junior Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Ranking

The Series A Preferred Stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative) and distributions upon any liquidation, dissolution or winding-up of our affairs:

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senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Junior Stock”);

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on a parity with any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Parity Stock”);

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junior to any class or series of our capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Senior Stock”);

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junior to all of our existing and future indebtedness (including outstanding indebtedness under our credit facilities, our outstanding unsecured senior notes and our outstanding commercial paper) and other liabilities with respect to assets available to satisfy claims against us; and

•	structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and any future preferred stock of our subsidiaries.

Except as otherwise required by law, we may issue Parity Stock and Junior Stock at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. Our ability to issue any Senior Stock is limited as described under “—Voting Rights.”

Parity Stock with respect to the Series A Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods, payment of dividends (whether cumulative or non-cumulative), payment dates or record dates than the Series A Preferred Stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series A Preferred Stock and any Parity Stock will be entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of all liabilities and obligations to our creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution of assets is made to or set aside for holders of common stock and any other Junior Stock, in full a liquidating distribution in the amount of $25,000 per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share), plus all accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference (as defined below).

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of any Parity Stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any unpaid, accumulated, cumulative dividends, whether or not declared (and, in the case of any Parity Stock on which dividends accumulate on a non-cumulative basis, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of the Series A Preferred Stock and any holders of Parity Stock, the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.

For purposes of this “—Liquidation Rights” section, neither our merger or consolidation into or with any other corporation, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, nor a sale, transfer or lease of all or part of our assets, will be deemed a liquidation, dissolution or winding-up of our affairs.

The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock even though it is substantially in excess of the par value thereof.

Optional Redemption

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series A Preferred Stock at our option:

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in whole but not in part, at any time prior to August 15, 2024, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, at a redemption price in cash equal to $25,500 per share of Series A Preferred Stock (equivalent to $25.50 per Depositary Share); or

•	in whole or in part, from time to time, on or after August 15, 2024, at a redemption price in cash equal to $25,000 per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share),

plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, the date fixed for redemption.

“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in:

•

the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time the Series A Preferred Stock would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock; or

•

the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of, or be paid to, the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to such dividend payment date.

Holders of the shares of Series A Preferred Stock will not have the right to require the redemption or repurchase of the Series A Preferred Stock.

Redemption Procedures

If the Series A Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock is held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder;

•	the redemption price;

•	the place or places where holders may surrender certificates evidencing the Series A Preferred Stock for payment of the redemption price; and

•	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate from and after such redemption date.

If notice of redemption of any Series A Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series A Preferred Stock, and such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released by us, after which time the holders of such Series A Preferred Stock so called for redemption shall look only to us for payment of the redemption price of such Series A Preferred Stock.

In case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, in the event the Series A Preferred

Stock is in the form of global securities (as defined herein), in accordance with the applicable procedures of DTC or any other similar facility in compliance with then-applicable rules of the NYSE).

Voting Rights

Except as provided below or as otherwise required by applicable law, the holders of the Series A Preferred Stock will have no voting rights.

Right to Elect Two Directors Upon Nonpayment

Whenever dividends on any Series A Preferred Stock shall have not been paid for the equivalent of six quarterly full dividend periods, whether or not for consecutive dividend periods (each, a “Nonpayment”), the number of directors then constituting the Board shall automatically be increased by two and the holders of such Series A Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of the two additional members of the Board (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the NYSE (or any other securities exchange or other trading facility on which our securities may then be listed or traded) that listed companies must have a majority of independent directors. In that event, the number of directors on the Board shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders) and at each subsequent annual meeting. These voting rights will continue until full cumulative dividends payable on the Series A Preferred Stock through the most recently completed dividend period shall have been fully paid.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series A Preferred Stock either as to the payment of dividends (whether cumulative or non-cumulative) and or the distribution of assets upon any liquidation, dissolution or winding-up of our affairs and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series A Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the Series A Preferred Stock voted.

If and when all accumulated and unpaid dividends on the Series A Preferred Stock through the most recently completed dividend period shall have been paid in full, the holders of the Series A Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to re-vesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series A Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Other Voting Rights

So long as any Series A Preferred Stock remains outstanding, in addition to any other vote or consent of shareholders required by law or by our articles of incorporation in the future, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock and all other series of voting preferred stock (subject to the immediately succeeding paragraph below) entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing or at a meeting:

•

amend or alter the provisions of our articles of incorporation or the Certificate of Designations for the Series A Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or the distribution of assets upon any liquidation, dissolution or winding-up of our affairs;

•

amend, alter or repeal the provisions of our articles of incorporation or the Certificate of Designations for the Series A Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or our merger or consolidation with another entity, unless in each case (i) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (ii) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, has such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon any liquidation, dissolution or winding-up of our affairs will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the Series A Preferred Stock and one or more, but not all, series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only the series materially and adversely affected by such event and entitled to vote shall vote on the matter together as a single class (in lieu of all other series of voting preferred stock).

To the fullest extent permitted by the law, without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series A Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations for the Series A Preferred Stock and that does not adversely affect the rights of any holder of the Series A Preferred Stock; or

•	to make any other change that does not adversely affect the rights of any holder of the Series A Preferred Stock (other than any holder that consents to such change).

In addition, without the consent of the holders of the Series A Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series A Preferred Stock to conform the terms of the Series A Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of the Series A Preferred Stock” section of the preliminary prospectus supplement for the Series A Preferred Stock, as further supplemented and/or amended by the related pricing term sheet.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect such redemption.

Transfer Agent and Registrar

Computershare Inc. and Computershare Trust Company, N.A., acting jointly, will be the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock. See “Description of the Depositary Shares—Depositary.”

DESCRIPTION OF THE DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of the Depositary Shares mean those who own the Depositary Shares registered in their own names, on the books that we or the Depositary maintain for this purpose, and not indirect holders who own beneficial interest in the Depositary Shares registered in street name or issued in book-entry form through DTC.

This prospectus supplement summarizes specific terms and provisions of the Depositary Shares relating to the Series A Preferred Stock. As described above under “Description of the Series A Preferred Stock,” we are issuing fractional interests in shares of the Series A Preferred Stock in the form of the Depositary Shares. Each Depositary Share will represent a 1/1,000th interest in a share of the Series A Preferred Stock, and will be evidenced by a depositary receipt. The shares of the Series A Preferred Stock represented by the Depositary Shares will be deposited under a deposit agreement among us, Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as the Depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares. Subject to the terms of the deposit agreement, each holder of Depositary Shares will be entitled, through the Depositary, in proportion to the applicable fraction of a share of the Series A Preferred Stock represented by such Depositary Shares, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). Holders of the Depositary Shares will not have preemptive or subscription rights to purchase or otherwise acquire more of our stock, including their pro rata share of any offering of shares of any class or series. The Depositary Shares will not be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities.

Immediately following issuance of the Series A Preferred Stock, we will deposit the Series A Preferred Stock with the Depositary, which will then issue the Depositary Shares to the underwriters. The deposit agreement and the form of depositary receipts will be included as exhibits to our Current Report on Form 8-K filed with the SEC.

Dividends and Other Distributions

The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of the Depositary Shares in proportion to the number of the Depositary Shares held by each holder on the relevant record date. The Depositary will distribute any property received by it other than cash to the record holders of the Depositary Shares entitled to those distributions, unless it determines that a distribution cannot be made proportionally among those holders or that it is not feasible to make such distribution. In that event, the Depositary may, with our approval, sell such property received by it and distribute the net proceeds from the sale to the holders of the Depositary Shares entitled to such distribution in proportion to the number of the Depositary Shares they hold.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series A Preferred Stock. In the event of any distribution other than in cash, the depositary will distribute property received by it to you based on instructions from us. The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges.

Redemption of the Depositary Shares

If we redeem the Series A Preferred Stock represented by the Depositary Shares, in whole or in part, a corresponding number of Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series A Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series A Preferred Stock, plus an amount equal to any dividends thereon that, pursuant to the provisions of the

Certificate of Designations, are payable upon redemption. Whenever we redeem shares of the Series A Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series A Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected by the Depositary either pro rata, or by lot (or, in the event the Depositary Shares are in the form of global depositary receipts, in accordance with the applicable procedures of DTC in compliance with then-applicable rules of the NYSE).

The Depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the Depositary Shares not less than 30, nor more than 60 days, prior to the date fixed for redemption of the Series A Preferred Stock and the Depositary Shares.

Voting of the Depositary Shares

When the Depositary receives notice of any meeting at which the holders of the Series A Preferred Stock will be entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares. Each record holder of Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the Depositary to vote the amount of the Series A Preferred Stock represented by the holder’s Depositary Shares. Although each Depositary Share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series A Preferred Stock. To the extent possible, the Depositary will vote the amount of the Series A Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares, it will not vote the amount of the Series A Preferred Stock represented by such Depositary Shares.

Listing

We intend to apply for listing of the Depositary Shares on the NYSE. If approved for listing, we expect trading of the Depositary Shares on the NYSE to commence within 30 days after the initial delivery of the Depositary Shares. We do not expect that there will be any separate trading market for the shares of the Series A Preferred Stock except as represented by the Depositary Shares.

Form of the Depositary Shares

The Depositary Shares will be issued in book-entry form through DTC. The Series A Preferred Stock will be issued in registered form to the Depositary.

Depositary

Computershare Inc. and Computershare Trust Company, N.A., acting jointly, will be the Depositary for the Depositary Shares as of the original issue date. We may terminate this appointment and may appoint a successor Depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series A Preferred Stock is outstanding, a person or entity appointed and serving as the Depositary. See “Description of the Series A Preferred Stock—Transfer Agent and Registrar.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Depositary Shares representing interests in the Series A Preferred Stock and that will hold such shares capital assets (i.e., generally, for investment). Beneficial owners of Depositary Shares will be treated as owners of the underlying Series A Preferred Stock for U.S. federal income tax purposes. References to the Series A Preferred Stock in the discussion below apply equally to the Depositary Shares.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our Series A Preferred Stock that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate, the income of which is includible in gross income for U.S. income tax purposes regardless of its source.

As used herein, a “non-U.S. holder” means a beneficial owner of our Series A Preferred Stock that is neither a U.S. holder, as defined above, nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Series A Preferred Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences relating to the purchase, ownership and disposition of our Series A Preferred Stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations and administrative interpretations as of the date of this prospectus supplement, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or any aspects of U.S. estate, generation-skipping or gift tax laws or Medicare tax on investment income. It also does not consider holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our Series A Preferred Stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax exempt organizations, accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code, former U.S. citizens or residents, persons who hold or receive our Series A Preferred Stock as compensation, persons whose functional currency is not the U.S. dollar, qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund) and persons subject to the alternative minimum tax). You should consult your tax advisor with respect to the particular tax consequences to you of the purchase, ownership and disposition of our Series A Preferred Stock.

U.S. Holders

Distributions

Distributions made to you with respect to the Series A Preferred Stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series A Preferred Stock exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the Series A Preferred Stock, and thereafter as capital gain which will be long-term capital gain if your holding period for the stock exceeds one year at the time of the distribution. Distributions constituting dividend income received by an individual in respect of the Series A Preferred Stock will generally be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Series A Preferred Stock constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends-received deduction, subject to various limitations.

Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the Series A Preferred Stock could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. Holder that has held the Series A Preferred Stock for two years or less before the dividend announcement date receives an extraordinary dividend, the holder will generally be required to reduce its tax basis in the Series A Preferred Stock with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in the Series A Preferred Stock, the excess is treated as taxable gain.

Sale or Redemption

You will generally recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Series A Preferred Stock equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the stock so disposed. The capital gain or loss will be long-term capital gain or loss if your holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

A redemption of the Series A Preferred Stock will be treated as a sale or exchange described in the preceding paragraph if the redemption is treated for U.S. federal income tax purposes as (i) a “complete termination” of your stock interest in us, (ii) a “substantially disproportionate” redemption of stock with respect to you, or (iii) is “not essentially equivalent to a dividend” with respect to you. In determining whether any of these tests has been met, you must take into account not only the Series A Preferred Stock and other equity interests in us that you actually own but also other equity interests in us that you constructively own under U.S. federal income tax rules.

If you meet none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders—Distributions.” If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, you are urged to consult your tax advisor regarding the allocation of your tax basis in the redeemed and remaining shares of Series A Preferred Stock.

We intend to treat the likelihood of a payment of any Ratings Event redemption premium as remote, and therefore all redemption proceeds, even a Ratings Event redemption premium, will be treated under the foregoing general rules for redemptions (and not as a constructive distribution generally subject to the rules described under “Distributions” above). Each U.S. holder of Series A Preferred Stock is urged to consult its tax advisors to determine whether a payment made in redemption of Series A Preferred Stock will be treated for U.S. federal income tax purposes as a distribution or as payment in exchange for such Series A Preferred Stock.

Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular holder of the Series A Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, you are urged to consult your tax advisor regarding the tax treatment of a redemption.

Non-U.S. Holders

Distributions

Distributions of cash or property, other than certain pro rata distributions of our Series A Preferred Stock, that we pay on our Series A Preferred Stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which are discussed below, distributions paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our Series A Preferred Stock common, and thereafter will be treated as capital gain. To obtain a reduced rate of withholding under an applicable income tax treaty for dividends paid, a non-U.S. holder will be required to provide us with an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or applicable successor form), certifying its entitlement to benefits under such treaty.

The withholding of U.S. federal income tax does not apply to dividends paid to a non-U.S. holder who provides an Internal Revenue Service Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, where a treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder). Instead, the effectively connected dividends, net of specified deductions and credits, will be subject to regular U.S. federal income tax at the same graduated U.S. federal income tax rates applicable to U.S. residents. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale or Redemption

Subject to the discussions under “—Information Reporting Requirements and Backup Withholding” and “—Other Withholding Requirements” below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other disposition of our Series A Preferred Stock unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements;

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and where a treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder; or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”), under certain Internal Revenue Code rules, at any time during the shorter of the five-year period ending on the date of such disposition or the non-U.S. holder’s holding period for our Series A Preferred Stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses, subject to certain limitations.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. holders unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

We believe that we may have been, may currently be, or may become, a USRPHC. Nevertheless, pursuant to an exception for certain interests in publicly traded corporations, even if we are a USRPHC, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our Series A Preferred Stock unless such non-U.S. holder’s shares of our Series A Preferred Stock (including shares that are attributed to such non-U.S. holder under applicable attribution rules) represent more than 5% of the total fair market value of all of the shares of our Series A Preferred Stock at any time during the five-year period ending on the date of disposition of such shares by the non-U.S. holder, assuming that we satisfy certain public trading requirements. We expect to satisfy the applicable public trading requirements, but this cannot be assured. If our Series A Preferred Stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Series A Preferred Stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Prospective investors should consult their own tax advisors regarding the application of the exception for certain interests in publicly traded corporations.

Information Reporting Requirements and Backup Withholding

We must report annually to the Internal Revenue Service the entire amount of a distribution on our Series A Preferred Stock, whether or not the distribution represents a taxable dividend paid to each non-U.S. holder, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence. A non-U.S. holder must certify its non-U.S. status to avoid backup withholding at the applicable rate on dividends. Generally, a non-U.S. holder will provide this certification on Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or applicable successor form).

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of our Series A Preferred stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a non-U.S. holder must certify its non-U.S. status to avoid information reporting and backup withholding at the applicable rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements generally will apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends on the Series A Preferred Stock to, and the proceeds from a sale or other disposition of the Series A Preferred Stock effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding with respect to such amounts if they do not provide their correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is timely furnished to the Internal Revenue Service.

Other Withholding Requirements

Legislation (commonly referred to as “FATCA”) imposes U.S. federal withholding tax at a rate of 30% on payments to certain non-U.S. entities (including financial intermediaries), including dividends on and the gross proceeds from dispositions of our Series A Preferred Stock, unless various information reporting and due diligence requirements have been satisfied (generally relating to ownership by U.S. persons of interests in or accounts with those entities). The withholding rules currently apply to payments of dividends on and gross proceeds from dispositions of our Series A Preferred Stock. An intergovernmental agreement between the United States and a foreign country where a holder or intermediary is located may modify the requirements in this paragraph. Under current provisions of the Code and Treasury regulations that govern FATCA, gross proceeds from a sale or other disposition of stock that can produce U.S.-source dividends, such as our Series A Preferred Stock, are subject to FATCA withholding on or after January 1, 2019. However, under recently released proposed Treasury regulations, such gross proceeds are not subject to FATCA withholding. In its preamble to such proposed Treasury regulations, the Internal Revenue Service has stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Series A Preferred Stock.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL, ESTATE OR FOREIGN TAX LAWS AND TAX TREATIES.

BOOK-ENTRY SYSTEM

The Depositary Shares will be represented by one or more fully registered global depositary receipts, each of which is referred to in this prospectus supplement as a “Global Security.” Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Depositary Shares in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Except under limited circumstances, Depositary Shares represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, certificated depositary receipts. Investors may elect to hold interests in a Global Security through either DTC in the United States or Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Beneficial interests in the Depositary Shares will be represented through book-entry accounts of financial institutions acting on behalf of Beneficial Owners (as defined below) as Direct and Indirect Participants (as defined below) in DTC. So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Depositary Shares represented by such Global Security for all purposes under the instruments governing the rights and obligations of holders of the Depositary Shares. Except as provided below, the actual owners of the Depositary Shares represented by a Global Security (the “Beneficial Owners”) will not be entitled to have the Depositary Shares represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Depositary Shares in definitive form and will not be considered the owners or holders thereof under the instruments governing the rights and obligations of holders of the Depositary Shares.

Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a “Participant”), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of the Depositary Shares. Under existing industry practices, if any action is requested of, or entitled to be given or taken under the instruments governing the rights and obligations of holders of the Depositary Shares by, holders of the Depositary Shares, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners.

The Depository Trust Company

DTC will act as securities depositary for the Depositary Shares. One or more Global Securities will initially represent the Depositary Shares and will be deposited with DTC. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants of DTC (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of the Depositary Shares under DTC’s system must be made by or through Direct Participants, which will receive a credit for the Depositary Shares on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series A Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificated depositary receipts representing their ownership interests in the Depositary Shares, except in the limited circumstances that may be provided in the instruments governing the rights and obligations of holders of the Depositary Shares.

To facilitate subsequent transfers, all Depositary Shares deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Depositary Shares with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Depositary Shares. DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Depositary Shares. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Depositary Shares will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date.

Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the transfer agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is our responsibility or the responsibility of the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

If (i) DTC notifies us that it is unwilling or unable to continue to act as securities depositary for the Depositary Shares and no successor securities depositary has been appointed pursuant to the instruments governing the rights and obligations of holders of the Depositary Shares within 90 days after such notice; (ii) DTC ceases to be a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act when the securities depositary is required to be so registered and so notifies us, and no successor securities depositary has been appointed pursuant to the instruments governing the rights and obligations of holders of the Depositary Shares within 90 days after such notice; or (iii) the Company in its sole discretion and subject to DTC’s procedures determines that the Depositary Shares shall be exchangeable for Depositary Shares represented by certificated depositary receipts; then (x) certificated depositary receipts may be prepared by us and delivered to the transfer agent and (y) upon surrender of the Global Securities representing the Depositary Shares by DTC (or any successor securities depositary), accompanied by registration instructions, we will cause certificated depositary receipts representing the Depositary Shares to be delivered to Beneficial Owners in accordance with the instructions of DTC (or such successor securities depositary).

Clearstream has advised that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry transfers between their accounts. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream Participants in the U.S. are limited to securities brokers, dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream Participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants (“Euroclear Participants”) through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Global Clearance and Settlement Procedures

Secondary market trading between the DTC Participants will occur in the ordinary way in accordance with the DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by DTC in its capacity as U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering interests in the Depositary Shares to or receiving interests in the Depositary Shares from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Depositary Shares received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Depositary Shares settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Depositary Shares by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Depositary Shares among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC and its book-entry system, Euroclear and Clearstream has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

UNDERWRITING (CONFLICTS OF INTEREST)

We have entered into an underwriting agreement with respect to the Depositary Shares with the underwriters listed below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”). Subject to certain conditions, each of the underwriters has severally agreed to purchase the number of Depositary Shares indicated in the following table:

Name	Number of Depositary Shares
Morgan Stanley & Co. LLC	2,600,000
BofA Securities, Inc.	2,600,000
Wells Fargo Securities, LLC	2,600,000
J.P. Morgan Securities LLC	1,300,000
Stifel, Nicolaus & Company, Incorporated	300,000
TD Securities (USA) LLC	300,000
Academy Securities, Inc.	100,000
C.L. King & Associates, Inc.	100,000
Samuel A. Ramirez & Company, Inc.	100,000

Total	10,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Depositary Shares are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the Depositary Shares, if they purchase any of the Depositary Shares. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the Depositary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Depositary Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed for a period beginning on the date of this prospectus supplement and continuing to and including a period of 30 days, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, dispose of, directly or indirectly, any shares of our securities that are substantially similar to the Depositary Shares or the Series A Preferred Stock or any securities convertible into or exercisable or exchangeable for Depositary Shares or Series A Preferred Stock, without the prior written consent of the Representatives.

Commissions and Discounts

The Depositary Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Depositary Shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per Depositary Share for retail sales (or $0.30 per Depositary Share for institutional sales) from the initial public offering price. Any such securities dealers may resell any Depositary Shares purchased from the underwriters to certain other brokers or dealers at a discount from the price to the public of up to $0.45 per Depositary Shares from the price to the public. If all the Depositary Shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $804,000 and are payable by us.

Settlement

It is expected that delivery of the Depositary Shares will be made against payment for the Depositary Shares on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares on the date of this prospectus supplement or on either of the two succeeding business days will be required, by virtue of the fact that the Depositary Shares initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

New Issue of Securities

The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the NYSE and, if the application is approved, we expect trading in the Depositary Shares to begin within 30 days after the date that the Depositary Shares are first issued. The underwriters have advised us that they intend to make a market in the Depositary Shares but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Depositary Shares.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Depositary Shares. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of the Depositary Shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Depositary Shares while this offering is in process.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have received and in the future will receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders under our credit facility and dealers under our commercial paper program.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Certain of the underwriters or their affiliates have a lending relationship with us and our affiliates. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities.

Conflicts of Interest

Certain of the underwriters may receive 5% or more of the proceeds of this offering. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. Any such entities are not permitted to sell the Depositary Shares in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the customer to which the account relates.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of the Depositary Shares in any Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Relevant Member State of Depositary Shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither Spire nor the underwriters have authorized, nor do they authorize, the making of any offer of Depositary Shares other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended or superseded), and includes any relevant implementing measure in the Relevant Member State.

Prohibition of Sales to EEA Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97, as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in the Prospectus Directive; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Depositary Shares.

Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Depositary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in United Kingdom

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus, and any other document or materials relating to the issue of the Depositary Shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Depositary Shares offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their content. Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Depositary Shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Spire. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the Depositary Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Notice to Prospective Investors in Hong Kong

The Depositary Shares have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the

Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Depositary Shares may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Depositary Shares and the Series A Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the Depositary Shares and the Series A Preferred Stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Korea

The Depositary Shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Depositary Shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Depositary Shares may not be resold to Korean residents unless the purchaser of the Depositary Shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Depositary Shares.

Notice to Prospective Investors in Taiwan

The Depositary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Depositary Shares in Taiwan.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Depositary Shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Depositary Shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Depositary Shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the Depositary Shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offers described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein and therein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Series A Preferred Stock will be passed upon for us by Mark C. Darrell, who serves as our Senior Vice President, Chief Legal and Compliance Officer. Certain additional legal matters in connection with the offering of the Depositary Shares, including the validity of such shares, will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Mr. Darrell is a salaried employee and earns stock-based compensation on our common stock. As of May 7, 2019, Mr. Darrell beneficially owned 52,726 shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Darrell is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for us and our affiliates for various matters.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at “http://www.sec.gov” or on our own website at “http://www.spireenergy.com.” Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q listed below have been filed with the SEC on a combined basis by us and our subsidiaries, Spire Missouri and Spire Alabama, and expect to do the same in future annual and quarterly reports filed with the SEC. We are only incorporating by reference herein from such filings the information that relates to us and, where required, the information that relates to Spire Missouri and Spire Alabama. We incorporate by reference the documents listed below. Additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering are also incorporated herein and in the accompanying prospectus by reference. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No. 1-16681)	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended September 30, 2018

Quarterly Reports on Form 10-Q	Quarters ended December 31, 2018 and March 31, 2019

Current Reports on Form 8-K	Filed on November 6, 2018, November 14, 2018, November 15, 2018 (as amended on February 5, 2019), February 5, 2019, February 6, 2019 and May 14, 2019

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Spire Inc.

Attn: Investor Relations

700 Market Street, 6th Floor

St. Louis, Missouri 63101

(314) 342-0878

PROSPECTUS

SPIRE INC.

Senior Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

We may offer for sale, from time to time, either separately or together in any combination, the securities described in this prospectus. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may sell the offered securities through the solicitation of proposals of underwriters or dealers to purchase the offered securities, through underwriters or dealers on a negotiated basis, through agents or directly to a limited number of purchasers or to a single purchaser. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. Please see the “Plan of Distribution” section of this prospectus.

Investing in our securities involves risks that are described in the “Risk Factors” section of this prospectus as well as in our annual, quarterly, and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “SR.”

Our address is 700 Market Street, St. Louis, Missouri 63101 and our telephone number is

314-342-0500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2019

As permitted under the rules of the Securities and Exchange Commission (“SEC”), this prospectus incorporates important information about us that is contained in documents that we file with the SEC but that is not included in or delivered with this prospectus. You may obtain copies of these documents without charge from the website maintained by the SEC at www.sec.gov as well as other sources. See “Where You Can Find More Information.” You may also obtain copies of the incorporated documents, without charge, upon written or oral request to our Corporate Secretary, Spire Inc., 700 Market Street, St. Louis, MO 63101 (314-342-0531).

This prospectus, any prospectus supplement and any free writing prospectus we authorize contain and incorporate by reference information that should consider when making your investment decision. We have not authorized anyone to provide you with any information other than information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We can take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, result of operations, and prospects may have changed since those dates.

The distribution of this prospectus may be restricted by law in certain jurisdictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

The terms “we,” “our,” “us” and “Spire” refer to Spire Inc. and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may offer and sell, from time to time, any combination of securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. The registration statement we filed with the SEC of which this prospectus is a part includes or incorporates by reference exhibits that provide more detail on descriptions of matters discussed in this prospectus. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should read and carefully consider the risk factors described in our annual, quarterly and current reports filed with the SEC, which are incorporated by reference into this prospectus, as well as other information we include or incorporate by reference in this prospectus before making an investment decision. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular types of securities we are offering under that prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at “http://www.sec.gov” or on our own website at “http://www.spireenergy.com.” Information contained on our website does not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus or any prospectus supplement relating to an offering of our securities and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15 of the Exchange Act from the time we file the registration statement of which this prospectus is a part until we sell all of the securities. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No. 1-16681)	Period/Date
Annual Report on Form 10-K	Year ended September 30, 2018

Quarterly Reports on Form 10-Q	Quarters ended December 31, 2018 and March 31, 2019

Current Reports on Form 8-K	November 6, 2018 , November 14, 2018, November 15, 2018, February 5, 2019 and February 6, 2019

Current Report on Form 8-K/A	February 5, 2019

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Spire Inc.

Attn: Investor Relations

700 Market Street, 6th Floor

St. Louis, Missouri 63101

(314) 342-0878

FORWARD-LOOKING STATEMENTS

Certain matters contained in or incorporated by reference in this prospectus, excluding historical information, include forward-looking statements. Certain words, such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our current expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results to differ materially from those contemplated in any forward-looking statement are:

•	Weather conditions and catastrophic events, particularly severe weather in the natural gas producing areas of the country;

•

Volatility in gas prices, particularly sudden and sustained changes in natural gas prices, including the related impact on margin deposits associated with the use of natural gas derivative instruments, and the impact on our competitive position in relation to suppliers of alternative heating sources, such as electricity;

•

Changes in gas supply and pipeline availability, including decisions by natural gas producers to reduce production or shut in producing natural gas wells, expiration of existing supply and transportation arrangements that are not replaced with contracts with similar terms and pricing, as well as other changes that impact supply for and access to the markets in which our subsidiaries transact business;

•	Acquisitions may not achieve their intended results;

•	The Spire STL Pipeline project may be hindered or halted by regulatory, legal, operational or other obstacles;

•	Legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting:

•	allowed rates of return,

•	incentive regulation,

•	industry structure,

•	purchased gas adjustment provisions,

•	rate design structure and implementation,

•	regulatory assets,

•	non-regulated and affiliate transactions,

•	franchise renewals,

•	environmental or safety matters, including the potential impact of legislative and regulatory actions related to climate change and pipeline safety,

•	taxes,

•	pension and other post-retirement benefit liabilities and funding obligations, or

•	accounting standards;

•	The results of litigation;

•

The availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets;

•	Retention of, ability to attract, ability to collect from, and conservation efforts of, customers;

•	Our ability to comply with all covenants in our indentures and credit facilities, any violations of which, if not cured in a timely manner, could trigger a default of our obligation;

•

Capital and energy commodity market conditions, including the ability to obtain funds with reasonable terms for necessary capital expenditures and general operations and the terms and conditions imposed for obtaining sufficient gas supply;

•	Discovery of material weakness in internal controls;

•	The disruption, failure or malfunction of our information technology systems including due to cyberattacks; and

•	Employee workforce issues, including but not limited to labor disputes and future wage and employee benefit costs, including changes in discount rates and returns on benefit plan assets.

Readers are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus and the information incorporated by reference herein. All forward-looking statements made or incorporated by reference in this prospectus rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events.

SPIRE

Spire, with its principal office in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.66 million residential, commercial and industrial customers across Missouri, Alabama and Mississippi. We have two key business segments: Gas Utility and Gas Marketing. The Gas Utility segment consists of five natural gas utilities: Spire Missouri East (serving St. Louis and eastern Missouri), Spire Missouri West (serving Kansas City and western Missouri), Spire Alabama Inc. (serving central and northern Alabama, including Birmingham and Montgomery), Spire Gulf Inc. (serving southwestern Alabama, including Mobile) and Spire Mississippi Inc. (serving south-central Mississippi, including Hattiesburg). Spire’s subsidiary, Spire Missouri Inc., comprises the Spire Missouri East and Spire Missouri West utilities. Our natural gas-related businesses include the following entities: Spire Marketing Inc. (“Marketing”), Spire STL Pipeline LLC (“Pipeline”) and Spire Storage West LLC (“Storage”). Marketing provides natural gas marketing services across the United States. Pipeline is constructing and planning the operation of a 65-mile FERC-regulated pipeline to deliver natural gas into eastern Missouri. Storage provides physical natural gas storage services and is strategically located near the Opal hub and interconnects with five interstate pipelines serving a wide range of natural gas markets throughout the Rockies and western United States. For more information about us and our business you should refer to the additional information described under the caption “Where You Can Find More Information.”

Our principal offices are located at 700 Market Street, St. Louis, Missouri, 63101 and our telephone number is 314-342-0500.

USE OF PROCEEDS

Unless we state otherwise in any applicable prospectus supplement, we intend to use the net proceeds from any sale of the offered securities for general corporate purposes, including for working capital, repaying indebtedness, and funding capital projects.

We may set forth additional information on the use of net proceeds from a particular offering of securities in the prospectus supplement relating to that offering.

DESCRIPTION OF DEBT SECURITIES

General

The description below contains summaries of selected provisions of the indentures, including supplemental indentures, under which the unsecured debt securities will be issued. These summaries are not complete. The indentures and the form of the supplemental indentures applicable to the debt securities are exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you.

We are not required to issue future issues of indebtedness under the indentures described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not under the registration statement of which this prospectus is a part.

The debt securities will be represented either by global senior debt securities registered in the name of a securities depositary, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement.

Unless otherwise provided, we may reopen a series without the consent of the holders of the debt securities of that series for issuance of additional debt securities of that series. Unless otherwise described in the applicable prospectus supplement, neither indenture described above limits or will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Copies of the indentures may also be obtained from us or the applicable trustee.

The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates or the method of determining the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the debt securities will be made;

•	the terms and conditions on which the debt securities may be redeemed at our option;

•	any of our obligations to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of our obligations relating to the debt securities by deposit of funds or United States government obligations;

•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	any additional events of default; and

•	any other specific terms of the debt securities.

Federal income tax consequences and other special considerations applicable to any debt securities issued by us at a discount may be described in the applicable prospectus supplement.

Book-Entry Securities. We may issue some or all of the debt securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

Registration, Transfer and Exchange. Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described above under “Book-Entry Securities.” Except in the circumstances described in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the debt indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of any security registrar we may designate for that purpose, without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the security registrar will be the trustee under the applicable indenture. We may at any time designate additional security registrars or rescind the designation of any security registrar or approve a change in the office through which any security registrar acts, except that we will be required to maintain a security registrar in each place of payment for the debt securities of each series.

Payment and Paying Agents. Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us. The holder of such debt security thereafter may look only to us for payment thereof, subject to the laws of unclaimed property.

Redemption. Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice not less than 30 (or, in the case of junior subordinated debt securities, 20) nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by the method provided for that particular series, or in the absence of any such provision, by the trustee in the manner it deems fair and appropriate and, in the case of debt securities issued in the form of global securities, in accordance with the depositary’s applicable procedures.

Any notice of redemption at our option may state that redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, the debt securities and that if that money has not been so received, the notice will be of no force and effect and we will not be required to redeem the debt securities.

Annual Notice to Trustee. We will provide to each trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the applicable indenture.

Notices. Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register for the applicable debt securities.

Title. We, the trustee, and any agents of us or the trustee, may treat the person in whose name debt securities are registered as the absolute owner of those debt securities, whether or not those debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law. Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees. Commerce Bank is the trustee under the senior debt indenture. U.S. Bank National Association is the trustee under the subordinated debt indenture. These banks have provided to us and our affiliates, and may provide from time to time in the future, certain commercial banking and other services in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In particular, these banks or their affiliates are lenders under our and our affiliates’ credit facilities.

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

Each indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable senior debt securities upon the property and funds held or collected by the trustee as such, except funds held in trust for the payment of principal of, or interest, if any, on, such securities.

Consolidation, Merger or Sale of Assets. Each indenture provides that we will not consolidate with or merge into, or sell, lease or convey our property as an entirety or substantially as an entirety to any other person unless the successor corporation assumes our obligations under the debt securities and the indentures and is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

Senior Debt Securities

General. The senior debt securities will be unsecured and issued under the senior debt indenture between us and Commerce Bank and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and senior indebtedness. The senior debt indenture does not limit the aggregate principal amount of senior debt securities that may be issued under the senior debt indenture. The following summaries of some important provisions of the senior debt indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is an exhibit to the registration statement of which this prospectus is a part.

Ranking. The senior debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt.

We are a holding company that derives substantially all of our income from our operating subsidiaries and primarily from our utility subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the senior debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required under the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the senior debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the senior debt securities will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the direct or indirect common shareholder of our subsidiaries, we will be subject to the prior claims of creditors and holders of preferred stock of our subsidiaries.

Events of Default. Each of the following will constitute an event of default under the senior debt indenture with respect to senior debt securities of any series:

•	failure to pay principal of or premium, if any, on any senior debt security of that series, as the case may be, within three business days after maturity;

•	failure to pay interest on the senior debt securities of such series within 60 days after the same becomes due and payable;

•

failure to perform or breach of any of our other covenants or warranties in the senior debt indenture (other than a covenant or warranty solely for the benefit of one or more series of senior debt securities other than that series) for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to senior debt securities of a particular series.

No event of default with respect to the senior debt securities of a particular series necessarily constitutes an event of default with respect to the senior debt securities of any other series issued under the senior debt indenture.

If an event of default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing, may declare the principal amount of and interest on all of the senior debt securities of that series to be due and payable immediately. However, if the event of default applies to more than one series of senior debt securities under the senior debt indenture, the trustee for that series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of all those series, considered as one class, and not the holders of the senior debt securities of any one of such series, may make such declaration of acceleration.

At any time after an acceleration with respect to the senior debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be considered waived, and the acceleration will be considered rescinded and annulled, if:

•

we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all senior debt securities of that series, the principal of and premium, if any, on the senior debt securities of that series that have become due otherwise than by acceleration and interest, if any, thereon at the rate or rates specified in such senior debt securities, interest, if any, upon overdue installments of interest at the rate or rates specified in such senior debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for that series under the senior debt indenture; or

•	any other event or events of default with respect to the senior debt securities of such series have been cured or waived as provided in the senior debt indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of senior debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the senior debt indenture.

No holder of senior debt securities of any series will have any right to institute any proceeding under the senior debt indenture, or to exercise any remedy under the senior debt indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•

the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the trustee and have offered reasonable indemnity to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during that period.

However, the limitations discussed above do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest, if any, on, a senior debt security on or after the applicable due date.

Modification and Waiver. We and the trustee may enter into one or more supplemental indentures without the consent of any holder of senior debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the senior debt indenture and in the senior debt securities;

•	to add additional covenants or to surrender any of our rights or powers under the senior debt indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the senior debt indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of senior debt securities of any series in any material respect, such change, elimination, or addition will become effective only:

•	when the consent of the holders of senior debt securities of such series has been obtained in accordance with the senior debt indenture; or

•	when no debt securities of the affected series remain outstanding under the senior debt indenture;

•	to provide collateral security for all but not part of the senior debt securities;

•	to establish the form or terms of senior debt securities of any other series as permitted by the senior debt indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the senior debt securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the senior debt indenture; provided that such action shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

The holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding may waive our compliance with certain restrictive provisions of the senior debt indenture. The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive any past default under the senior debt indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the senior debt indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior debt security of the series affected.

If the Trust Indenture Act of 1939 is amended after the date of the senior debt indenture in such a way as to require changes to the senior debt indenture, the senior debt indenture will be deemed to be amended so as to conform to the amendment of the Trust Indenture Act of 1939. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment.

The consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding is required for all other modifications to the senior debt indenture. However, if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any senior debt security, or reduce the principal amount of any senior debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding senior debt securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the senior debt indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify certain of the provisions of the senior debt indenture relating to supplemental indentures, waivers of certain covenants and waiver of past defaults with respect to the senior debt securities of any series, without the consent of the holder of each outstanding senior debt security affected thereby.

A supplemental indenture that changes the senior debt indenture solely for the benefit of one or more particular series of senior debt securities, or modifies the rights of the holders of senior debt securities of one or more series, will not affect the rights under the senior debt indenture of the holders of the senior debt securities of any other series.

The senior debt indenture provides that senior debt securities owned by us, any of our affiliates or anyone else required to make payment on the senior debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of the holders, but we shall have no obligation to do so. If a record date is fixed for that purpose, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding senior debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same senior debt securities and the holder of every senior debt security issued upon the registration of transfer of or in exchange for those senior debt securities. A transferee will be bound by acts of the trustee or us taken in reliance upon an act of holders whether or not notation of that action is made upon that senior debt security.

Satisfaction and Discharge. We will be discharged from our obligations on the senior debt securities of a particular series, or any portion of the principal amount of the senior debt securities of such series, if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the senior debt securities of such series at their maturity, stated maturity date, or redemption.

The indenture will be deemed satisfied and discharged when no senior debt securities remain outstanding and when we have paid all other sums payable by us under the senior debt indenture.

Junior Subordinated Debt Securities

General. The junior subordinated debt securities will be unsecured and issued under the junior subordinated debt indenture between us and U.S. Bank National Association and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and subordinated indebtedness. The junior subordinated debt indenture does not limit the aggregate principal amount of junior subordinated debt securities that may be issued under the junior subordinated debt indenture. The following summaries of some important provisions of the junior subordinated debt indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the junior subordinated debt indenture, which is an exhibit to the registration statement of which this prospectus is a part.

Subordination. Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the junior subordinated indenture, to all of our “priority indebtedness.”

“Priority Indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.

However, “Priority Indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the junior subordinated debt securities.

If we default in the payment of principal of or interest on any priority indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the junior subordinated debt securities issued under the junior subordinated debt indenture. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, our creditors or our property, then all priority indebtedness must be paid in full before any payment may be made to any holders of junior subordinated debt securities. Holders of junior subordinated debt securities must return and deliver any payments received by them directly to the holders of priority indebtedness until all priority indebtedness is paid in full.

The junior subordinated debt indenture does not limit the total amount of priority indebtedness that may be issued.

Events of Default. The junior subordinated debt indenture provides that events of default regarding any series of junior subordinated debt securities include the following events that shall have occurred and be continuing:

•	failure to pay required interest on the series of junior subordinated debt securities for 30 days;

•	failure to pay when due principal on the series of junior subordinated debt securities;

•	failure to perform, for 90 days after notice, any other covenant in the junior subordinated indenture applicable to the series of junior subordinated debt securities; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding junior subordinated debt securities of any series should occur and be continuing, either the junior subordinated debt securities trustee or the holders of at least 25% in total principal amount of outstanding junior subordinated debt securities of a series may declare each junior subordinated debt security of that series immediately due and payable.

Holders of a majority in total principal amount of the outstanding junior subordinated debt securities of any series will be entitled to control certain actions of the junior subordinated debt securities trustee and to waive past defaults regarding that series. The trustee generally will not be required to take any action requested, ordered or directed by any of the holders of junior subordinated debt securities, unless one or more of those holders shall have offered to the trustee reasonable security or indemnity.

Before any holder of any series of junior subordinated debt securities may institute action for any remedy, except payment on that holder’s junior subordinated debt securities when due, the holders of not less than a majority in principal amount of the junior subordinated debt securities of that series outstanding must request the junior subordinated debt securities trustee to take action. Holders must also offer and give the junior subordinated debt securities trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking that action.

We are required to annually furnish the junior subordinated debt securities trustee a statement as to our compliance with all conditions and covenants under the junior subordinated debt indenture. The junior subordinated debt securities trustee is required, within 90 days after the occurrence of a default with respect to a series of junior subordinated debt securities, to give notice of all defaults affecting that series of junior subordinated debt securities to each holder of such series. However, the junior subordinated debt indenture provides that the junior subordinated debt securities trustee may withhold notice to the holders of the junior subordinated debt securities of any series of any default affecting such series, except payment of principal and interest on holders’ junior subordinated debt securities when due, if we, in some cases with the trustee’s input, consider withholding notice to be in the interests of the holders of the junior subordinated debt securities of that series.

Modification and Waiver. The junior subordinated debt indenture permits us and the junior subordinated debt securities trustee to enter into supplemental indentures without the consent of the holders of the junior subordinated debt securities to:

•	establish the form and terms of any series of securities under the junior subordinated debt indenture;

•	secure the notes or debentures with property or assets;

•	evidence the succession of another corporation to us, and the assumption by the successor corporation of our obligations, covenants and agreements under the subordinated indenture;

•	add covenants from us for the benefit of the holders of the junior subordinated debt securities;

•

add or change any of the provisions of the junior subordinated debt indenture to permit or facilitate the issuance of junior subordinated debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•

change or eliminate any provisions of the junior subordinated debt indenture; provided, however, that any such change or elimination shall become effective only when there are no junior subordinated debt securities of any series outstanding created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision;

•	qualify, or maintain the qualification of, the junior subordinated debt indenture under the Trust Indenture Act of 1939, as amended;

•

cure any ambiguity or correct or supplement any provision in the junior subordinated debt indenture or any supplement to the junior subordinated debt indenture, provided that the action does not adversely affect the interests of the holders of the junior subordinated debt securities in any material respect; and

•	evidence and provide for the acceptance of a successor trustee.

The junior subordinated debt indenture also permits us and the junior subordinated debt securities trustee, with the consent of the holders of a majority in total principal amount of the junior subordinated debt securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the junior subordinated debt indenture or modify in any manner the rights of the holders of the junior subordinated debt securities of each such affected series. We and the trustee may not, without the consent of the holder of each of the junior subordinated debt securities affected, enter into any supplemental indenture to:

•	change the time of payment of the principal;

•	reduce the principal amount of the junior subordinated debt securities;

•	reduce the rate or extend the time of payment of interest on the junior subordinated debt securities;

•	reduce any amount payable upon redemption of the subordinated debt securities;

•	modify the provisions with respect to the subordination of outstanding junior subordinated debt securities of any series in a manner adverse to the holders thereof; or

•	impair the right to institute suit for the enforcement of any payment on any junior subordinated debt securities when due.

In addition, no modification may reduce the percentage in principal amount of the junior subordinated debt securities of the affected series, the consent of whose holders is required for that modification or for any waiver provided for in the junior subordinated debt indenture.

Before the acceleration of the maturity of any junior subordinated debt securities, the holders, voting as one class, of a majority in total principal amount of the junior subordinated debt securities with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected junior subordinated debt securities, waive any past default or event of default and its consequences, except a default or event of default in the payment of the principal or interest or in respect of a covenant or provision of the applicable indenture or of any junior subordinated debt securities that cannot be modified or amended without the consent of the holder of each of the junior subordinated debt securities affected.

Satisfaction and Discharge. The junior subordinated debt indenture provides that, at our option, we will be discharged from all obligations in respect of the junior subordinated debt securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the junior subordinated debt securities of that series, to replace stolen, lost or mutilated junior subordinated debt securities of that series, and to maintain paying agencies) if all of the securities of such series have become due and payable, or are to become due and payable within one year, and we, in each case, irrevocably deposit in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States that through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the junior subordinated debt securities of that series on the stated maturities of the junior subordinated debt securities in accordance with the terms thereof.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our preferred and common stock and the relevant provisions of our articles of incorporation and bylaws are summaries. These summaries are qualified by reference to (1) our articles of incorporation and bylaws that have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part and (2) the applicable provisions of The Missouri General and Business Corporation Law.

Under our articles of incorporation, we are authorized to issue up to 75,000,000 shares of capital stock, consisting of 70,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $25 par value per share. At April 29, 2019, 50,745,880 shares of common stock and no shares of preferred stock were issued and outstanding.

Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of loans to or repayments of loans from us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators. Currently, the Mortgage and Deed of Trust of Spire Missouri Inc., under which it issues its first mortgage bonds, contains a covenant that restricts its ability to pay dividends to us as its sole common stock shareholder. Under that covenant, as of April 29, 2019, $1,129 million was available to pay dividends. Further, the right of common shareholders to receive dividends may be subject to our prior payment of dividends on any outstanding shares of preferred stock.

Description of Preferred Stock

Our articles of incorporation authorize our board of directors to approve the issuance of preferred stock in one or more series, without shareholder action. Our board can determine the rights, preferences and limitations of each series. Before issuing a series of preferred stock, our board will adopt resolutions creating and designating the series as a series of preferred stock. Our board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the dates of payment, and the date from which dividends will accumulate, if dividends are to be cumulative;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund;

•	whether and upon what terms the shares will be convertible or exchangeable;

•	whether the shares will have voting rights and the terms thereof;

•	any amounts payable to the holders upon liquidation or dissolution, if any;

•	whether interests in the preferred stock will be represented by depositary shares; and

•	any other preferences, qualifications, limitations, restrictions and special or relative rights.

These terms will be described in the prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges and limitations and restrictions.

When we issue the preferred stock, the shares will be fully paid and non-assessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holder of the preferred stock will not be assessed any additional monies for the preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock; and

•

holders of the preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue in the future. This means that the holder of preferred stock will have no right, as holder of preferred stock, to buy any portion of preferred or common stock that we may issue in the future.

Description of Common Stock

Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SR.” Any additional common stock we issue will also be listed on the New York Stock Exchange.

Liquidation Rights. In the event of any dissolution, liquidation or winding up of our affairs voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

Voting Rights. Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock that may be issued in the future, all voting power rests exclusively in the holders of shares of our common stock. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors. The common stock votes together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, the holders of a majority of the outstanding shares of common stock, present in person or by proxy, constitute a quorum.

Miscellaneous. The holders of our common stock have no preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The outstanding shares of our common stock and the shares of common stock offered hereby will be, upon payment for them, fully paid and non-assessable. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar. Computershare Trust Company, N. A. acts as transfer agent and registrar for our common stock. Its address is P.O. Box 505000, Louisville, Kentucky 40233-5000. You can reach it at 1-800-884-4225.

Certain Anti-takeover Matters

It is not the intent of our board of directors to discourage legitimate offers to enhance shareholder value. Provisions of our articles of incorporation or bylaws, however, may have the effect of discouraging unilateral tender offers or other attempts to acquire our business. These provisions include the classification of our directors with three-year staggered terms, the requirement that director nominations by shareholders be made not less than 90 nor more than 120 days prior to the date of the shareholder meeting, and the ability of the board, without further action of the holders of common stock, to issue one or more series of preferred stock from time to time, which may have terms more favorable than the common stock, including, among other things, preferential dividend, liquidation, voting and redemption rights.

These provisions might discourage a potentially interested purchaser from attempting a unilateral takeover bid for us on terms that some shareholders might favor. If these provisions discourage potential takeover bids, they might limit the opportunity for our shareholders to sell their shares at a premium.

In addition, our articles of incorporation do not provide for cumulative voting in the election of directors. Cumulative voting permits shareholders to multiply their number of votes by the total number of directors being elected and to cast their total number of votes for one or more candidates in each shareholder’s discretion.

Our bylaws also include provisions setting forth specific conditions and restrictions under which business may be transacted at meetings of shareholders. For example, no business may be transacted at a meeting unless it is:

•	specified in the notice of meeting;

•	otherwise brought before the meeting by or at the direction of the board of directors or a committee thereof; or

•

brought before the meeting by a shareholder of record who provided notice and other specified information in writing to the corporate secretary not less than 90 nor more than 120 days prior to the meeting.

These provisions may restrict the content of the issues to be discussed at a shareholders meeting.

In addition, the issuance of authorized but unissued shares of our common or preferred stock may have an anti-takeover effect. These shares might be issued by our board of directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction by, for example, diluting voting or other rights of the proposed acquiror. In this regard, our articles of incorporation grant the board of directors broad powers to establish the rights and preferences of the authorized but unissued preferred stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert the stock into shares of our common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control or to exercise other rights designed to impede a takeover.

Missouri Shareholder Protection Statutes

We are subject to Missouri corporate statutes that restrict the voting rights of a person who acquires 20% or more of our outstanding common stock as well as that person’s ability to enter into a business combination with us.

The control share acquisition statute provides that shares acquired that would cause the acquiring person’s aggregate voting power to meet or exceed any of three thresholds (20%, 33-1/3% or a majority) have no voting rights unless such voting rights are granted by a majority vote of the holders of the shares not owned by the acquiring person or any of our officers or directors or employee-directors. The statute sets out a procedure under which the acquiring person may call a special shareholders meeting for the purpose of considering whether voting rights should be conferred. Acquisitions as part of a merger or exchange offer arising out of an agreement to which we are a party are exempt from the statute.

The business combination statute restricts transactions between us and a beneficial owner of 20% or more of our voting stock. A business combination is defined in the statute as any of the following transactions with or proposed by an interested shareholder: merger, consolidation, disposition of assets, significant securities issuance, liquidation, dissolution, reclassification of securities, loan, advance, guarantee, pledge or tax credit. Generally, the statute prohibits for five years from the date one becomes an interested shareholder a business combination between us and the interested shareholder unless the business combination or the interested shareholder’s stock acquisition was approved by our board of directors on or before that date. An interested shareholder may enter into a business combination with us after the five-year period if it is approved by holders of a majority of the outstanding shares not owned by the interested shareholder or if it meets certain consideration requirements.

Application of the control share acquisition and business combination statutes are automatic unless we take steps to “opt out” of their application. We have not “opted out” of the statutes.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of any shares of preferred stock related to the depositary shares, we will deposit such shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). The applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby.

Book-Entry Securities

We may issue some or all of the depositary shares as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

General

We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specified number of shares of our preferred or common stock at a future date or dates. The price per share of stock and the number of shares of stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

•	senior debt securities or junior subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities,

securing your obligations to purchase the stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete and is subject to, and qualified in its entirety by, all of the provisions of the relevant purchase contract and pledge agreement, a form of which is an exhibit to the registration statement of which this prospectus is a part.

Book-Entry Securities

We may issue some or all of the stock purchase contracts and stock purchase units as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

PLAN OF DISTRIBUTION

We may sell the offered securities through the solicitation of proposals of underwriters or dealers to purchase the offered securities, through underwriters or dealers on a negotiated basis, through agents or directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to each offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from their sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Underwriters

If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the names of the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

Dealers

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Agents

The offered securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

Direct Sales

The offered securities may be sold directly by us to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the applicable prospectus supplement.

Indemnification

Agents, dealers and underwriters and the persons who control them may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which these agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Remarketing

The offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities they remarket. Remarketing firms may be entitled, under agreements that may be entered into with us, to indemnification or contribution by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for us and our subsidiaries in the ordinary course of business.

No Assurance of Liquidity

The offered securities may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Mark C. Darrell, who serves as our Senior Vice President, Chief Legal and Compliance Officer, or Akin Gump Strauss Hauer & Feld, LLP, New York, New York. Mr. Darrell is a salaried employee and earns stock-based compensation on our common stock. As of May 7, 2019, Mr. Darrell beneficially owned 52,726 shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Darrell is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock. Certain other legal matters may be passed upon for any underwriters or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for us and our affiliates for various matters.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2018, and the effectiveness of Spire Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein and therein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

10,000,000 Depositary Shares

Each Representing a 1/1,000th Interest in a Share of

5.90% Series A Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference Equivalent to $25.00 per Depositary Share)

PROSPECTUS SUPPLEMENT

May 14, 2019

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch

Wells Fargo Securities

Joint Lead Manager

J.P. Morgan

Co-Managers

Stifel	TD Securities